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                                                FILED PURSUANT TO RULE 424(b)(5)
                                                   REGISTRATION NUMBER 333-97697


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 20, 2002)


                                  33,000 SHARES

                             WASTE MANAGEMENT, INC.
                                  COMMON STOCK


         Our common stock is listed on the New York Stock Exchange under the trading symbol "WMI." On December 9, 2002, the last reported sale price of the common stock on the New York Stock Exchange was $23.86 per share.

         We are issuing the shares directly to a warrant holder upon exercise by such holder of a currently outstanding warrant. The warrant was originally issued in June 1990 by a company later acquired by us, and as a result of the acquisition, the warrant converted into the right to purchase 33,000 shares of our common stock at a purchase price of $2.426 per share. We will use the proceeds of $80,058 from the sale of the shares for general corporate purposes.

                               Recent Developments

         On November 21, 2002, we announced that we had issued $400 million of 10-year 6.375% senior unsecured notes in a private offering that closed November 26, 2002. The proceeds from the sales of those notes will be used to repay senior notes that mature in December 2002 and for general corporate purposes.

         INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF THE PROSPECTUS DATED NOVEMBER 20, 2002.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         WE EXPECT TO DELIVER THE SHARES AGAINST PAYMENT THEREFOR IN HOUSTON, TEXAS ON OR ABOUT DECEMBER 11, 2002.


                  Prospectus Supplement dated December 10, 2002